AMENDMENT TO

JANUS DETROIT STREET TRUST

INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT

THIS AMENDMENT is made this 12th day of September, 2018, between JANUS DETROIT STREET TRUST, a Delaware statutory trust (the “Trust”), and JANUS CAPITAL MANAGEMENT LLC, a Delaware limited liability company (the “Adviser”), regarding the funds listed in Appendix A (each, a “Fund” and together, the “Funds”).

WITNESSETH:

WHEREAS, the Adviser and the Trust, on behalf of the Funds, are parties to an Investment Advisory and Management Agreement dated May 30, 2017 (the “Agreement”);

WHEREAS, the parties desire to amend the Agreement as set forth in greater detail below;

WHEREAS, pursuant to Section 11 of the Agreement, the Agreement may be amended by the parties only if such amendment is approved by the Board, including a majority of the directors who are not interested persons of the Adviser, Distributor, or of the Trust and is in writing and signed by the parties to the Agreement; and

WHEREAS, Appendices A and B are hereby replaced with the attached Appendices A and B to reflect the liquidation and termination of Janus Velocity Tail Risk Hedged Large Cap ETF, Janus Velocity Volatility Hedged Large Cap ETF and Janus Henderson SG Global Quality Income ETF, and the addition of Janus Henderson Mortgage-Backed Securities ETF.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements set forth below, the parties agree to amend the Agreement as follows:

1.        The parties acknowledge that the Agreement, as amended, remains in full force and effect as of the date of this Amendment, and that this Amendment, together with the Agreement, contains the entire understanding and the full and complete agreement of the parties and supersedes and replaces any prior understandings and agreements among the parties respecting the subject matter hereof.

2.        This Amendment may be contemporaneously executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date and year first above written.

JANUS CAPITAL MANAGEMENT LLC

By:	/s/ Brennan Hughes
Brennan Hughes
Senior Vice President, Chief Accounting Officer and Treasurer

JANUS DETROIT STREET TRUST

By:	/s/ Byron Hittle
Byron Hittle
Vice President, Chief Legal Counsel and Secretary

Appendix A

Janus Henderson Small Cap Growth Alpha ETF

Janus Henderson Small/Mid Cap Growth Alpha ETF

The Long-Term Care ETF

The Obesity ETF

The Organics ETF

Janus Henderson Short Duration Income ETF

Janus Henderson Mortgage-Backed Securities ETF

Appendix B

Management Fee Rates

Fund	Average Daily Net Assets

Janus Henderson Small Cap Growth Alpha ETF	0.50%
Janus Henderson Small/Mid Cap Growth Alpha ETF	0.50%
The Organics ETF	0.50%
The Long-Term Care ETF	0.50%
The Obesity ETF	0.50%
Janus Henderson Short Duration Income ETF	0.35%
Janus Henderson Mortgage-Backed Securities ETF	0.35%

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